Exhibit (b)(10)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 10 to the registration statement on Form N-4 (the “Registration Statement”) of our report dated January 24, 2005, relating to the financial statements of The Northwestern Mutual Life Insurance Company, and of our report dated February 3, 2005 relating to the financial statements of NML Variable Annuity Account A, which is incorporated by reference from the Statement of Additional Information dated April 29, 2005. We also consent to the references to us under the headings “Experts” and “Financial Statements of the Account” in such Statement of Additional Information.

/s/ PRICEWATERHOUSECOOPERS

Milwaukee, Wisconsin

June 13, 2005